Exhibit 99.1

News

February 26, 2007	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Partners Reports Strong

Fourth-quarter and Full-year 2006 Results

TULSA, Okla. — Feb. 26, 2007 — ONEOK Partners, L.P. (NYSE: OKS) today reported net income of $445.2 million, or $5.01 per unit, for the full year 2006 compared with $147.0 million, or $2.93 per unit, for the full year 2005. The full year 2006 included a $113.9 million, or $1.51 per unit, gain from the sale of a 20 percent interest in Northern Border Pipeline Company.

Fourth-quarter 2006 net income was $80.3 million, or 82 cents per unit, compared with net income of $35.9 million, or 72 cents per unit, for fourth quarter 2005. Fourth-quarter and full-year 2006 results reflect the April 2006 acquisition of ONEOK, Inc.’s (NYSE: OKE) former gathering and processing, natural gas liquids, and pipelines and storage segments.

“Our 2006 results demonstrate the value created by the transforming transactions we completed last spring,” said John W. Gibson, president and chief executive officer of ONEOK Partners. “Each of our business segments exhibited strong performance during the year, particularly our gathering and processing segment, which benefited from strong commodity prices and wider gross processing spreads.”

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $728.6 million for the full year 2006, compared with $372.0 million for the full year 2005. Fourth-quarter 2006 EBITDA was $142.0 million, compared with $94.0 million in the fourth quarter 2005.

Distributable cash flow (DCF) for the full year 2006 was $369.0 million, or $4.49 per unit, compared with $183.1 million, or $3.71 per unit, for the full year 2005. Fourth-quarter 2006 DCF was $89.6 million, or 93 cents per unit, compared with $41.9 million, or 84 cents per unit, in the fourth quarter 2005.

2006 HIGHLIGHTS INCLUDED:

•	The April 2006 acquisition of assets from ONEOK for $3 billion, and the sale of 20 percent of Northern Border Pipeline and the resulting $113.9 million gain on sale;

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

•	A subsidiary of ONEOK becoming the sole general partner and increasing its overall ownership in the partnership to 45.7 percent;

•	The name and ticker symbol change to ONEOK Partners, L.P. (NYSE: OKS) from Northern Border Partners, L.P. (NYSE: NBP);

•

Governance changes replacing the policy and governance committees with a board of directors of ONEOK Partners GP, consisting of six members, three of whom are independent and will serve as the audit committee;

•	Four consecutive quarterly distribution increases to 98 cents from 80 cents per unit, resulting in a 23 percent increase since the beginning of 2006;

•	Unit price appreciation in 2006 of 51 percent;

•	The announcement of more than $1.1 billion of internally generated growth projects;

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The announcement of the Overland Pass natural gas liquids pipeline project, linking the NGL production area in the Rocky Mountain region to the partnership’s facilities at Conway, Kan., and related infrastructure upgrades;

•	The April 2006 acquisition of the remaining 66-2/3 percent interest in Guardian Pipeline;

•	Continuing progress on extending both the Guardian and Midwestern interstate pipelines;

•	The September 2006 issuance of $1.4 billion of senior unsecured notes to refinance debt used to fund the acquisition of assets from ONEOK;

•	The successful start-up of Northern Border Pipeline’s Chicago III expansion project;

•	The approval of the Northern Border Pipeline rate case by the Federal Energy Regulatory Commission;

•	The purchase of an underground natural gas liquids storage facility in Mont Belvieu, Texas, and related infrastructure improvements totaling approximately $40 million.

FOURTH-QUARTER AND FULL-YEAR BUSINESS UNIT RESULTS

Gathering and Processing Segment

For the full year 2006, the natural gas gathering and processing segment reported EBITDA of $249.1 million, compared with $83.8 million in 2005. Operating income for the full year 2006 increased to $180.2 million, compared with $44.7 million for the full year 2005. The gathering and processing assets acquired from ONEOK accounted for most of the additional EBITDA and operating income.

Net margins for the full year of 2006 increased $275.5 million, compared with 2005. Operating costs for the segment increased $113.0 million during the full-year period, while depreciation and amortization expense increased $27.0 million. The increases in net margins, operating costs and depreciation and amortization expense were primarily due to the acquisition of the assets from ONEOK.

The gathering and processing segment reported strong fourth-quarter 2006 results, including EBITDA of $49.0 million, compared with $20.9 million in fourth quarter 2005. Operating income increased to $31.2 million in the fourth quarter 2006, compared with $12.1

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

million in the fourth quarter 2005. Net margins were $92.7 million in fourth quarter 2006, compared with $25.7 million in fourth quarter 2005. These improved results were primarily due to the acquisition of the ONEOK gathering and processing assets, which recorded net margins of $64.5 million in the quarter.

The following table contains margin information for the periods indicated. NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

	Years Ended December 31,
	2006	2005	2004
Keep-whole
NGL shrink (MMBtu/d)	37,029	—	—
Plant fuel (MMBtu/d)	4,959	—	—
Condensate shrink (MMBtu/d)	3,328	—	—
Condensate sales (Bbl/d)	683	—	—
Percentage of total net margin	16%	0%	0%
Percent of proceeds
Wellhead purchases (MMBtu/d)	121,199	—	—
NGL sales (Bbl/d)	7,364	2,376	2,092
Residue sales (MMBtu/d)	28,855	12,502	10,285
Condensate sales (Bbl/d)	1,103	—	—
Percentage of total net margin	55%	57%	39%
Fee-based
Wellhead volumes (MMBtu/d)	1,168,478	274,359	204,085
Average rate ($/MMBtu)	$0.25	$0.41	$0.59
Percentage of total net margin	29%	43%	61%

The realized gross processing spread in 2006 of $5.05 per MMBtu was significantly higher than the five-year average of $2.55. Based on current market conditions, the gross processing spread for 2007 is expected to continue to be at or above the most recent five-year average.

The gathering and processing segment is exposed to commodity price risk primarily as a result of revenue from the sale of commodities received in exchange for services. The following table sets forth the gathering and processing segment’s hedging information for 2007.

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

	Year Ending December 31, 2007
Product	Volumes Hedged	Average Price Per Unit	Percent of Expected Volumes
Percent of proceeds
Natural gas liquids (Bbl/d) (a)	2,320	$40.23	33%
Keep-whole
Gross processing spread (MMBtu/d) (a)	6,410	$3.06	31%

(a)	Hedged with fixed-price swaps

The partnership estimates that a 10 cent per MMBtu increase in the price of natural gas would decrease annual net margin by approximately $0.1 million. Also, a 1 cent per gallon increase in the composite price of natural gas liquids would increase annual net margin by approximately $2.1 million. A $1.00 per barrel increase in the price of crude oil would increase annual net margin by approximately $0.4 million. All of these sensitivities exclude the effects of hedging.

The following full-year comparison of financial results of the assets acquired from ONEOK is provided for additional analysis of the gathering and processing segment. The ONEOK transactions were accounted for at historical cost and therefore, the information is comparable between periods.

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Net margins for the acquired assets increased $56.3 million for 2006, compared with 2005, primarily as a result of an increase of $40.2 million due to higher realized gross processing spreads on keep-whole contracts, net of hedging, and an increase of $29.7 million resulting from favorable commodity pricing for natural gas and NGL products on percent-of-proceeds contracts, net of hedging. These increases were partially offset by a decrease of $14.1 million from reduced gathered and processed volumes due to natural reserve declines and contract terminations.

•	Operating costs for the acquired assets increased $8.7 million for 2006, compared with 2005, primarily due to higher legal costs and higher employee costs.

Natural Gas Liquids Segment

The natural gas liquids segment reported EBITDA of $110.1 million and operating income of $88.7 million for the full year of 2006. Net margins were $167.0 million, operating costs were $57.5 million, and depreciation and amortization expense was $20.7 million. All of these financial results for the full year of 2006 are entirely incremental to the partnership due to the acquisition of ONEOK’s former natural gas liquids segment in April 2006.

In the fourth quarter 2006, the natural gas liquids segment reported EBITDA of $29.0 million, operating income of $24.1 million, and net margins of $44.8 million. Operating costs for the segment were $16.1 million in the fourth quarter, while depreciation and amortization

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

expense was $4.6 million in the period. All of these financial results are entirely incremental to the partnership due to the acquisition of ONEOK’s former natural gas liquids segment in April 2006.

Full-year 2006 results of the assets acquired from ONEOK, compared with 2005, include an additional six months ownership of the natural gas liquids assets. ONEOK acquired a substantial portion of these assets from Koch in July 2005, resulting in a $79.1 million increase in net margin, a $24.1 million increase in operating costs and a $9.7 million increase in depreciation and amortization expense. The transactions with ONEOK were accounted for at historical cost and therefore the information is comparable between the periods.

Pipelines and Storage Segment

The pipelines and storage segment reported EBITDA of $139.1 million for the full year 2006. Operating income was $107.9 million, net margins were $210.1 million and operating costs were $72.8 million. Depreciation and amortization expense was $30.3 million. These results are entirely incremental to the partnership due to the partnership’s acquisition of ONEOK’s pipelines and storage segment in April 2006.

The pipelines and storage segment reported EBITDA of $34.6 million in the fourth quarter 2006. Operating income was $26.7 million, and net margins were $54.4 million. Operating costs for the segment were $20.1 million in the fourth quarter, and depreciation and amortization expense was $7.6 million. The financial results for the segment are entirely incremental to the partnership due to the partnership’s acquisition of ONEOK’s former pipelines and storage segment in April 2006.

The following full-year comparison of financial results of the assets acquired from ONEOK is provided for additional analysis of the pipelines and storage segment. The transactions with ONEOK were accounted for at historical cost and therefore, the information is comparable between the periods. ONEOK acquired certain of these pipelines and storage assets from Koch in July 2005.

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Net margin for the acquired assets increased $38.5 million for 2006, compared with 2005, primarily due to an increase of $33.9 million related to the additional six months ownership of the assets ONEOK acquired from Koch, an increase of $6.6 million from natural gas transportation as a result of higher realized rates and higher volumes in the commodity-based short-term business and an improved fuel position, offset by a decrease of $1.9 million due to lower sales of equity natural gas from inventory.

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Operating costs for the acquired assets increased $9.6 million for 2006, compared with 2005, primarily due to increased operating expense associated with the additional six months of ownership of the natural gas liquids gathering and distribution pipelines ONEOK acquired from Koch.

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

Interstate Natural Gas Pipelines Segment

The interstate natural gas pipeline segment contributed full-year 2006 EBITDA of $245.6 million, compared with $285.9 million in 2005. Operating income for the full year decreased to $158.5 million from $214.2 million for the full year of 2005. The decrease of $55.7 million is caused by the decrease of $192.7 million related to Northern Border Pipeline no longer being consolidated as of Jan. 1, 2006, partially offset by the $113.9 million gain on the sale of the 20 percent partnership interest in Northern Border Pipeline. Operating income increased $21.4 million due to the acquisition of the remaining 66-2/3 percent interest in Guardian Pipeline.

Net margins decreased to $94.7 million for the full-year 2006, compared with $378.7 million in 2005. Operating costs decreased $61.7 million in 2006, while depreciation and amortization expense decreased $52.7 million. All of these decreases were primarily a result of the deconsolidation of Northern Border Pipeline related to the sale of a 20 percent interest in the pipeline, partially offset by increases due to the consolidation of Guardian Pipeline beginning Jan. 1, 2006, to reflect the partnership’s April 2006 acquisition of the remaining interests in the pipeline.

Equity earnings from investments for 2006 were $72.4 million, representing the partnership’s 50 percent interest in Northern Border Pipeline that is no longer consolidated as of Jan.1, 2006. Equity earnings from investments for 2005 were $2.3 million, representing the partnership’s 33 1/3 percent interest in Guardian Pipeline that is now consolidated.

Minority interest for 2006 of $1.9 million primarily represents the 66 2/3 percent interest in Guardian Pipeline that the partnership did not own until it acquired the remaining interests in April 2006. The minority interest for 2005 of $45.7 million represents the 30 percent interest in Northern Border Pipeline owned by TC PipeLines, LP, when Northern Border Pipeline’s results were consolidated.

For the fourth quarter 2006, the interstate natural gas pipelines segment contributed EBITDA of $30.6 million, compared with $71.9 million in the fourth quarter 2005. EBITDA includes equity earnings from investments for the fourth quarter 2006 of $16.7 million, compared with $1.1 million in the fourth quarter 2005, due to the deconsolidation of Northern Border Pipeline. Equity earnings from investments for the three months ended Dec. 31, 2005, represent the partnership’s 33-1/3 percent interest in Guardian Pipeline that is now consolidated.

Fourth-quarter 2006 operating income for the segment was $10.3 million, compared with $53.5 million for the same period in 2005. Net margins decreased $72.8 million, compared with the same period last year. Operating costs decreased $15.8 million in the fourth quarter 2006, while depreciation and amortization expense decreased $13.7 million, compared with the same period in 2005. The decreases in operating income, net margins and operating costs were primarily the result of the Northern Border Pipeline deconsolidation, offset by the effects of the Guardian Pipeline consolidation in 2006.

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

GROWTH ACTIVITIES

During 2006, the partnership announced approximately $1.1 billion of internally generated growth projects expected to be constructed and placed in service prior to the end of 2008. They include a joint venture to build Overland Pass Pipeline, a 750-mile natural gas liquids pipeline extending from Opal, Wyo., to Conway, Kan., with start up scheduled for early 2008; an additional investment of $216 million planned to expand existing NGL fractionation capabilities and the capacity of natural gas liquids distribution pipelines; the $241 million Guardian expansion and extension project targeted to be in service in November 2008; and the $35 million Midwestern Gas Transmission eastern extension targeted to be in service in the fourth quarter 2007.

In October 2006, the partnership purchased an underground natural gas liquids storage facility in Mont Belvieu, Texas; the purchase price and related infrastructure improvements will cost approximately $40 million. In January 2007, the partnership announced that Fort Union Gas Gathering, L.L.C. is planning a $110 million expansion of its existing gathering pipeline capacity. A subsidiary of the partnership owns a 37 percent interest in Fort Union Gas Gathering.

In June 2006, the partnership signed a non-binding letter of intent to form a joint venture to construct a new interstate natural gas pipeline that would have created new pipeline capacity for constrained wellhead production in north Texas and central Oklahoma. In January 2007, the partnership withdrew from the letter of intent but continues to work with Boardwalk Pipeline Partners, LP, among others, to determine the feasibility of a project to deliver incremental volumes to Texas Gas Transmission, L.L.C.

DISTRIBUTION DECLARATION

On Jan. 16, 2007, the board of directors of the general partner of ONEOK Partners, L.P. declared a 1 cent increase in the partnership’s quarterly cash distribution to 98 cents per unit for the fourth quarter of 2006. The indicated annual rate is $3.92. The increase was the fourth consecutive quarter of distribution increases for the partnership, representing a 23 percent increase in the distribution amount since the beginning of 2006.

SPECIAL MEETING AND PROXY VOTE

On Feb. 1, 2007, the partnership announced that it will hold a special meeting of its common unitholders on Mar. 29, 2007, at 10 a.m. local time, at its headquarters in Tulsa, Okla.

The meeting will allow common unitholders to vote on two proposals: conversion of the partnership’s Class B units into common units; and certain amendments to the partnership agreement.

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

ONEOK Partners’ board recommends that common unitholders vote in favor of both of these proposals.

Under the current terms of the Class B units, failure to approve the conversion proposal and the amendment proposal will result in increased distributions, effective as of April 7, 2007, to the holders of the Class B units equal to 110 percent of the distributions due to common unitholders (and in certain circumstances, 123.5 percent of distributions), reducing the amount of funds available for distribution to holders of common units.

ONEOK Partners has filed a proxy statement and other documents with the Securities and Exchange Commission, and has mailed the proxy statement to unitholders of record as of Jan. 29, 2007. Unitholders are urged to read carefully the proxy statement, because it contains important information regarding the proposed unit conversion and related amendments to the partnership agreement. A copy of the proxy statement can be obtained without charge, by contacting D.F. King & Co., Inc., which is assisting ONEOK Partners, toll-free at 1-800-549-6746.

ONEOK Partners unitholders who have questions regarding the proposals or need assistance voting their common units, should contact D.F. King & Co., Inc., who is acting as information agent for ONEOK Partners, as follows:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Toll-Free: 1-800-549-6746

Call Collect: 1-212-269-5550

CONFERENCE CALL

Management of ONEOK Partners and ONEOK, Inc. will conduct a joint conference call on Tuesday, Feb. 27, 2007, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-814-8448, pass code 1024620, or log on to www.oneokpartners.com or www.oneok.com .

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ Web site www.oneokpartners.com and ONEOK’s Web site www.oneok.com through Mar. 4, 2007. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1024620.

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

NON-GAAP FINANCIAL MEASURES

The partnership has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures. Management believes EBITDA and DCF provide useful information to investors as a measure of comparison with peer companies. However, these calculations may vary from company to company, so the partnership’s computations may not be comparable with those of other companies. DCF is not necessarily the same as available cash as defined in ONEOK Partners’ partnership agreement. Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments. Reconciliations of EBITDA to operating and net income, and computations of DCF for the three and twelve months ended Dec. 31, 2006, and 2005, are included in the financial tables attached to this release.

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ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information about ONEOK Partners, L.P., visit: www.oneokpartners.com.

Some of the statements contained and incorporated in this new release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this Annual Report on Form 10-K identified by words such as “anticipate,” “plan,” “estimate,” “expect,” “forecast,” “intend,” “believe,” “projection,” “goal” or other similar phrases.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;

•	competition from other United States and Canadian energy suppliers and transporters as well as alternative forms of energy;

•	the timing and extent of changes in commodity prices for natural gas, NGLs, electricity and crude oil;

•

impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	risks of trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

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our ability to acquire all necessary rights-of-way permits and consents in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct pipelines without labor or contractor problems;

•	the ability to market pipeline capacity on favorable terms;

•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines which outpace new drilling;

•	the mechanical integrity of facilities operated;

•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income taxes, environmental compliance, authorized rates or recovery of gas costs;

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the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	actions by rating agencies concerning our credit ratings;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	demand for our services in the proximity of our facilities;

•	the profitability of assets or businesses acquired by us;

•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	our ability to successfully integrate the operations of the assets acquired from ONEOK with our current operations;

•	our ability to successfully transfer administrative functions of our interstate pipelines segment from Omaha to Tulsa;

•	performance of contractual obligations by our customers;

•	the uncertainty of estimates, including accruals;

•	our ability to control operating costs; and

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in the company’s Annual Report on Form 10-K. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKS-FE

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Quarters Ended December 31,		Years Ended December 31,
(Unaudited)	2006	2005	2006	2005
	(Thousands of dollars, except per unit amounts)
Revenues
Operating revenue	$1,170,263	$185,741	$4,714,026	$678,560
Cost of sales and fuel	953,249	57,421	3,872,869	180,052

Net Margin	217,014	128,320	841,157	498,508

Operating Expenses
Operations and maintenance	90,185	31,082	291,816	117,155
Depreciation and amortization	27,776	22,761	122,045	86,010
Taxes other than income	8,548	9,559	31,568	38,575

Total Operating Expenses	126,509	63,402	445,429	241,740

Gain on Sale of Assets	—	—	114,865	—

Operating Income	90,505	64,918	510,593	256,768

Interest expense, net	33,591	22,269	133,482	86,903

Other income (expense)
Equity earnings from investments	23,133	5,460	95,883	24,736
Other income	3,646	1,074	9,850	4,079
Other expense	(1,405)	(513)	(7,597)	(707)

Total Other Income, net	25,374	6,021	98,136	28,108

Minority interests in net income	119	11,003	2,392	45,674

Income from Continuing Operations before income taxes	82,169	37,667	472,855	152,299
Income taxes	1,907	2,009	27,669	5,792

Income from Continuing Operations	80,262	35,658	445,186	146,507
Discontinued operations, net of tax	—	236	—	506

Net Income	$80,262	$35,894	$445,186	$147,013

Limited partners’ interest in net income:
Net income	$80,262	$35,894	$445,186	$147,013
General partners’ interest in net income	12,173	2,708	75,654	10,900

Limited Partners’ Interest in Net Income	$68,089	$33,186	$369,532	$136,113

Limited partners’ per unit net income:
Income from continuing operations	$0.82	$0.72	$5.01	$2.92
Discontinued operations, net of tax	—	—	—	0.01

Net income per unit	$0.82	$0.72	$5.01	$2.93

Number of Units Used in Computation (Thousands)	82,891	46,397	73,768	46,397

Supplemental Information:
EBITDA (1)	$141,961	$93,962	$728,569	$371,971
Distributable cash flow (2)	$89,603	$41,854	$369,043	$183,069
Distributable cash flow per unit	$0.93	$0.84	$4.49	$3.71

(1)	EBITDA is computed from net income plus minority interest, interest expense (net), income taxes, and depreciation and amortization; less equity AFUDC.
(2)	Distributable cash flow is computed from EBITDA less interest expense (net), maintenance capital expenditures, equity earnings, gain on sale of assets, distributions to minority interests and current income taxes; plus distributions received from equity investments.

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Unaudited)	2006	2005
	(Thousands of dollars)
Assets
Current Assets
Cash and cash equivalents	$21,102	$43,090
Accounts receivable, net	298,602	81,451
Related party receivables	88,572	1,397
Gas and natural gas liquids in storage	198,141	—
Commodity exchanges	167,072	—
Materials and supplies	13,113	7,273
Derivative financial instruments	2,154	—
Prepaid expenses and other	18,121	5,211

Total Current Assets	806,877	138,422

Property, Plant and Equipment
Property, plant and equipment	3,424,452	3,000,720
Accumulated depreciation and amortization	660,804	1,082,210

Net Property, Plant and Equipment	2,763,648	1,918,510

Investments and Other Assets
Investment in unconsolidated affiliates	748,879	290,756
Goodwill and intangibles	689,751	152,782
Other	26,201	27,296

Total Investments and Other Assets	1,464,831	470,834

Total Assets	$5,035,356	$2,527,766

Liabilities and Partners’ Equity
Current Liabilities
Current maturities of long-term debt	$11,931	$2,194
Notes payable	6,000	231,000
Accounts payable	361,967	39,593
Related party payables	25,737	7,080
Commodity exchanges and imbalances	289,566	—
Accrued taxes other than income	17,918	33,081
Accrued interest	29,366	17,446
Derivative financial instruments	3,875	4,571
Other	38,312	7,033

Total Current Liabilities	784,672	341,998

Long-term Debt, net of current maturities	2,019,598	1,121,777

Minority Interests in Consolidated Subsidiaries	5,606	274,510

Deferred Credits and Other Liabilities
Deferred income taxes	—	10,311
Derivative financial instruments	3,216	2,362
Other liabilities	33,602	11,219

Total Reserves and Deferred Credits	36,818	23,892

Commitments and Contingencies
Partners’ Equity
General partners	54,373	17,341
Common units: 46,397,214 units issued and outstanding at December 31, 2006, and 2005	803,599	750,201
Class B units: 36,494,126 units issued and outstanding at December 31, 2006	1,332,276	—
Accumulated other comprehensive loss	(1,586)	(1,953)

Total Partners’ Equity	2,188,662	765,589

Total Liabilities and Partners’ Equity	$5,035,356	$2,527,766

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(Unaudited)	2006	2005
	(Thousands of Dollars)
Operating Activities
Net income	$445,186	$147,013
Depreciation and amortization	122,045	86,361
Minority interests in net income	2,392	45,674
Equity earnings from investments	(95,883)	(24,736)
Distributions received from investments	123,427	16,440
Gain on sale of assets	(114,865)	—
Changes in assets and liabilities (net of acquisition effects):
Accounts receivable	49,944	(12,840)
Commodity exchange receivable	(33,912)	—
Inventories	7,841	(2,583)
Prepaid expenses and other	18,964	1,403
Accounts payable and other current liabilities	9,852	16,260
Commodity exchange payable	55,077	—
Accrued taxes other than income	(3,733)	518
Accrued interest	23,445	915
Derivative financial instruments	(5,580)	(106)
Other	1,862	(6,947)

Cash Provided by Operating Activities	606,062	267,372

Investing Activities
Investments in unconsolidated affiliates	(8,463)	(8,537)
Acquisitions	(1,396,893)	—
Proceeds from sale of assets	297,315	—
Capital expenditures for property, plant and equipment	(201,746)	(59,882)
Increase in cash and cash equivalents for previously unconsolidated subsidiaries	7,496	—
Decrease in cash and cash equivalents for previously consolidated subsidiaries	(22,039)	—

Cash Used in Investing Activities	(1,324,330)	(68,419)

Financing Activities
Cash distributions:
General and limited partners	(265,479)	(159,624)
Minority interests	(343)	(60,870)
Cash flow retained by ONEOK	(177,486)	—
Increases in short-term notes payable	1,533,500	165,000
Decreases in short-term notes payable	(1,734,000)	(125,000)
Equity contributions from minority interests	—	—
Issuance of partnership interests, net	—	—
Debt reacquisition costs	(3,628)	—
Issuance of long-term debt	1,397,327	—
Long-term debt financing costs	(12,003)	(1,382)
Retirement of long-term debt	(40,978)	(5,182)
Payments upon termination of derivatives	—	(2,785)
Other	(630)	—

Cash Provided by (Used in) Financing Activities	696,280	(189,843)

Change in Cash and Cash Equivalents	(21,988)	9,110
Cash and Cash Equivalents at Beginning of Period	43,090	33,980

Cash and Cash Equivalents at End of Period	$21,102	$43,090

Supplemental Cash Flow Information:
Cash Paid for interest, net of amount capitalized	$86,290	$91,168

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF EBITDA NON-GAAP FINANCIAL MEASURES

	Quarters Ended December 31,		Years Ended December 31,
(Unaudited)	2006	2005	2006	2005
	(Thousands of dollars)
Reconciliation of Net Income to EBITDA
Net income	$80,262	$35,894	$445,186	$147,013
Minority interests	119	11,003	2,392	45,674
Interest expense, net	33,591	22,269	133,482	86,903
Depreciation and amortization	27,776	23,059	122,045	86,361
Income taxes	1,907	1,995	27,669	6,547
AFUDC	(1,694)	(258)	(2,205)	(527)

EBITDA	$141,961	$93,962	$728,569	$371,971

Gathering and Processing Reconciliation of Operating Income to EBITDA
Operating income	$31,205	$12,130	$180,242	$44,714
Depreciation and amortization	11,445	4,230	43,032	16,045
Equity earnings from investments	6,176	4,408	22,616	22,473
Other income (expense)	178	114	3,246	608

EBITDA	$49,004	$20,882	$249,136	$83,840

Natural Gas Liquids Reconciliation of Operating Income to EBITDA
Operating income	$24,102	$—	$88,691	$—
Depreciation and amortization	4,604	—	20,741	—
Equity earnings from investments	184	—	432	—
Other income (expense)	150	—	284	—

EBITDA	$29,040	$—	$110,148	$—

Pipelines and Storage Reconciliation of Operating Income to EBITDA
Operating income	$26,708	$—	$107,919	$—
Depreciation and amortization	7,592	—	30,339	—
Equity earnings from investments	71	—	442	—
Other income (expense)	209	—	414	—

EBITDA	$34,580	$—	$139,114	$—

Interstate Natural Gas Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$10,286	$53,468	$158,505	$214,168
Depreciation and amortization	3,550	17,299	14,534	67,608
Equity earnings from investments	16,702	1,051	72,393	2,263
Other income (expense)	35	75	135	1,832

EBITDA	$30,573	$71,893	$245,567	$285,871

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF DISTRIBUTABLE CASH FLOW NON-GAAP FINANCIAL MEASURES

	Quarters Ended December 31,		Years Ended December 31,
(Unaudited)	2006	2005	2006	2005
	(Thousands of dollars, except per unit amounts)
Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$141,961	$93,962	$728,569	$371,971
Gain on sale of assets	—	—	(114,865)	—
Interest expense, net	(33,591)	(22,269)	(133,482)	(86,903)
Maintenance capital	(26,246)	(10,487)	(67,005)	(29,411)
Distributions to minority interest	8	(17,095)	(343)	(60,870)
Equity earnings from investments	(23,133)	(5,460)	(95,883)	(24,736)
Distributions received from investments	30,218	4,353	123,427	16,440
Distributable cash flow to ONEOK for partial year ownership	—	—	(85,817)	—
Current income tax expense and other	386	(1,150)	14,442	(3,422)

Distributable Cash Flow	$89,603	$41,854	$369,043	$183,069

General Partners’ Interest in Distributable Cash Flow	(12,441)	(2,788)	(38,034)	(11,152)

Distributable Cash Flow to Limited Partners	$77,162	$39,066	$331,009	$171,917

Distributable Cash Flow per Limited Partner Unit	$0.93	$0.84	$4.49	$3.71

Average Units Outstanding	82,891	46,397	73,768	46,397

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ONEOK Partners Reports Higher

Fourth-quarter and Full-year 2006 Results

Feb. 26, 2007

ONEOK Partners, L.P. and Subsidiaries

INFORMATION AT A GLANCE

	Quarters Ended December 31,		Years Ended December 31,
(Unaudited)	2006	2005	2006	2005
	(Millions of dollars, except per unit amounts)
Gathering and Processing (a)
Net margin	$92.7	$25.7	$370.7	$95.2
Depreciation and amortization	$11.4	$4.2	$43.0	$16.0
Operating income	$31.2	$12.1	$180.2	$44.7
Total gas gathered (BBtu/d)	1,182	268	1,168	274
Total gas processed (BBtu/d)	1,010	94	988	94
Natural gas liquids sales (MBbl/d)	43	9	42	8
Natural gas liquids produced (MBbl/d)	52	9	52	8
Natural gas sales (BBtu/d)	288	42	302	43
Realized composite NGL sales price ($/gallon)	$0.87	$1.11	$0.93	$0.92
Realized condensate sales price ($/Bbl)	$60.79	$—	$57.84	$—
Realized natural gas sales price ($/MMBtu)	$5.83	$9.36	$6.31	$6.87
Realized gross processing spread ($/MMBtu)	$4.51	$—	$5.05	$—
Capital expenditures - growth	$33.7	$3.4	$59.4	$14.3
Capital expenditures - maintenance	$11.0	$0.8	$21.6	$2.3
Natural Gas Liquids (b)
Net margin	$44.8	—	$167.0	—
Depreciation and amortization	$4.6	—	$20.7	—
Operating income	$24.1	—	$88.7	—
Natural gas liquids gathered (MBbl/d)	211	—	206	—
Natural gas liquids sales (MBbl/d)	222	—	207	—
Natural gas liquids fractionated (MBbl/d)	314	—	313	—
Capital expenditures - growth	$4.8	—	$7.0	—
Capital expenditures - maintenance	$2.5	—	$14.7	—
Pipelines and Storage (b)
Net margin	$54.4	—	$210.1	—
Depreciation and amortization	$7.6	—	$30.3	—
Operating income	$26.7	—	$107.9	—
Natural gas transported (MMcf/d)	1,343	—	1,348	—
Natural gas liquids transported (MBbl/d)	201	—	200	—
Natural gas liquids gathered (MBbl/d)	66	—	60	—
Capital expenditures - growth	$13.3	—	$44.5	—
Capital expenditures - maintenance	$8.0	—	$17.5	—
Average natural gas price Mid-continent region ($/MMBtu)	$5.60	—	$6.04	—
Interstate Natural Gas Pipelines (c)
Net margin	$23.5	$96.3	$94.7	$378.7
Depreciation and amortization	$3.5	$17.2	$14.5	$67.2
Operating income	$10.3	$53.5	$158.5	$214.2
Natural gas delivered (MMcf/d)	831	2,949	868	2,974
Natural gas average throughput (MMcf/d)	842	3,016	878	3,049
Capital expenditures - growth	$9.0	$8.1	$23.8	$16.2
Capital expenditures - maintenance	$4.6	$8.9	$12.1	$23.4

(a)	2005 results include only our legacy operations.
(b)	The acquisition of these assets was completed in April 2006.
(c)	2005 results include Northern Border Pipeline Company which was deconsolidated as of January 1, 2006.